Exhibit 10.15

EXECUTION COPY

SEPARATION AGREEMENT

Armored AutoGroup Inc. (“Company”) and J. Andrew Bolt (“Employee” or “You”) hereby agree to the following terms and conditions of separation from the Company:

1.                                      Separation from Employment.  Employee’s separation from all positions with Company and its affiliates will be effective December 31, 2014, or such earlier date designated by Company (the “Separation Date”).  Employee shall resign from any position as an officer, director or fiduciary of Company or any Company-related entity as of the Separation Date and shall execute any additional documentation as may be reasonably requested by the Company to effectuate this sentence.

2.                                      Transition Period.  Between the execution date of this Separation Agreement (this “Agreement”) and the Separation Date (the “Transition Period”), the parties intend that you remain employed with Company as an at-will employee, subject to the rights and obligations to one another of such relationship.  During the Transition Period, you will assist in the transition of your duties and otherwise perform your assigned duties in a competent and professional manner.  During the Transition Period, you will continue to be compensated at your base salary in effect as of the date of this Agreement, with the same employee benefits eligibility as of such date (as may be modified or terminated from time to time in accordance with Company policies).  During the Transition Period, your employment will be at-will, meaning that either party may terminate the relationship at any time, for any reason or no reason, with or without notice; provided that if you resign for any reason before the Separation Date, you will not be entitled to further compensation or the Separation Benefits (as defined below) from Company.

3.                                      Severance Benefits.  Beginning on the Separation Date, all rights and benefits from Company and its affiliates will terminate; provided, however, that you shall be entitled to the following, subject to your (i) execution, delivery to Company and effectuation of this Agreement, (ii) execution, delivery and effectuation of the Reaffirmation Agreement (substantially in the form attached hereto as Exhibit A) within thirty (30) days of the Separation Date, and (iii) continued compliance with this Agreement (the “Separation Benefits”):

(a)                                 A separation payment of $170,723, minus appropriate withholdings, which is six (6) months of your annual base salary in effect immediately prior to the Separation Date, which shall be paid in equal installments over the period of six (6) months following the Separation Date in accordance with Company’s regular payroll practice as in effect on the Separation Date, as consideration for your signing and complying with all the terms of this Agreement. Company will not begin payment of these amounts until after you have signed and returned this Agreement and the Reaffirmation Agreement in the form provided and any revocation period provided in this Agreement and the Reaffirmation Agreement has run.  Once the Reaffirmation Agreement is effective and no longer subject to revocation, the first installment of the separation payment shall be made and shall include any amounts that would have been paid had such payments commenced immediately following the Separation Date.

(b)                                 A payment of an amount equivalent to the annual bonus for which you would have been eligible under the 2014 Armored AutoGroup Incentive Bonus Plan for Senior Management if you were actively employed on the date that awards under the Plan are paid to participants in 2015.  Payment shall become due when awards under the 2014 Incentive Bonus Plan are paid.

(c)                                  Subject to your continued eligibility for COBRA coverage, your timely election of continued coverage under COBRA, your continued copayment of premiums at the same level and cost as if you were an employee of Company (excluding, for purposes of calculating cost, your ability to pay premiums with pre-tax dollars) continued participation by you and your eligible dependents in Company’s group health plan for a period of six (6) months following the Separation Date at Company’s expense, provided Company’s obligations hereunder (but not the obligation to make continuation coverage available to the extent required by COBRA) shall immediately cease when you become eligible to participate in a group health benefit plan offered by a subsequent employer.  Notwithstanding the foregoing, Company shall not be obligated to provide the continuation coverage contemplated by this Section 3(c) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).  If continuation coverage would result in the imposition of excise taxes as discussed above, Company agrees to tender to Employee a lump sum additional severance payment of six thousand five hundred dollars ($6,500) in calendar year 2015.

(d)                                 A general description of your rights to continued participation in employee benefit plans of Company or its affiliates will be provided to you with this Agreement.  Such description is for information purposes only and is not a part of this Agreement.

4.                                      Stock Options.  Notwithstanding the exercise period applicable to separated employees, as contained in that certain Amended and Restated Nonqualified Stock Option Award Agreement between Armored Auto Group Parent Inc. (“Parent”) and Employee dated as of November 15, 2011 (the “Option Agreement”), Employee will maintain the ability to exercise his options that were vested in accordance with their terms prior to the date hereof at any time prior to the date that is sixty (60) days following the Separation Date.  For the avoidance of doubt, (i) Executive acknowledges and agrees that 282,667 of the options granted pursuant to the Option Agreement were vested as of the date hereof, and that any other remaining options granted under the Option Agreement shall immediately expire upon the date hereof, and (ii) for purposes of the repurchase provisions in Section 6.02 of that certain Amended and Restated Stockholders’ Agreement among the Parent and certain stockholders’ thereof, the purchase price with respect to the repurchase of any shares that Employee may acquire upon exercise of his vested options shall be determined in accordance with Section 6.02(a)(ii)(C).

5.                                      Restrictive Covenants.  You hereby reaffirm your obligations under the Option Grant Agreement, except as to the terms Company Competitor, referenced therein, and Business, both of which are defined in the Stockholders Agreement.  Such terms shall be hereinafter defined as “those persons or entities in the business of developing, formulating, supplying, manufacturing, packaging, marketing, selling or distributing appearance products, performance chemicals, or air conditioning recharge products for the ‘do it yourself’ automotive aftermarket for use with motor vehicles and is in direct competition with the business conducted by the Company or its affiliates.”

6.                                      Confidential Information.  You will not disclose or reveal to any person, firm or corporation or use for his own benefit or for the benefit of any third party trade secrets or other confidential information of or concerning Company or its affiliates (including, without limitation, financial information, business plans, budgets, corporate policies, sales programs, etc.) without the prior written consent of the Vice President, Human Resources unless such information has been made generally available to the public.

7.                                      Non-Competition.  You agree that for a period of one year from the Separation Date (the “Restricted Period”), you will not directly or indirectly own, manage, operate, control, be a consultant or advisor to, or be employed by or participate in the ownership, management or control of or be connected in any manner with any business that develops, formulates, supplies, manufactures, packages, markets, sells or distributes appearance products, performance chemicals, or air conditioning recharge products for the “do it yourself” automotive aftermarket for use with motor vehicles and is in direct competition with the business conducted by the Company or its affiliates.  Notwithstanding the foregoing, you may invest in a publicly held corporation engaged in such competitive business provided that such investment shall, at no time, exceed one percent of the issued and outstanding stock of such corporation and you are not otherwise associated with it.

8.                                      Non-Solicitation.

(a)                                 You agree that during the Restricted Period, you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of Company or any of its subsidiaries or affiliates to purchase goods or services then sold by Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer.

(b)                                 You agree that during the Restricted Period, you will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, representative or agent of Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Company or hire or retain any such employee, representative of agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.

9.                                      Reasonableness of Covenants.  In signing this Agreement, Employee gives Company assurance that Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Sections 5, 6, 7 and 8 hereof.  Employee agrees that these restraints are necessary for the reasonable and proper protection of Company and its affiliates and their confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the restraints.  Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to Company and its affiliates and that Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  Employee further covenants that Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in Sections 5, 6, 7 and 8 hereof, and that Employee will reimburse Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of Sections 5, 6, 7 and 8 hereof hereof if either Company and/or its affiliates prevails on any material issue involved in such dispute.  It is also agreed that each of Company’s affiliates will have the right to enforce all of Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to Sections 5, 6, 7 and 8 hereof.

10.                               Reformation.  If any of the restrictive covenants in this Agreement shall be determined to be void or non-enforceable but would be valid and enforceable if modified, limited or amended in some respect, or any period of time reduced, such restrictions shall be so modified, limited or amended to the extent necessary to render it enforceable and valid.

11.                               Cooperation.  Upon the receipt of reasonable notice from Company (including outside counsel), Employee agrees that following the Separation Date, Employee will respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with Company, and will provide reasonable assistance to Company, its affiliates and their respective representatives in defense of any claims that may be made against Company or its affiliates, and will assist Company and its affiliates in the prosecution of any claims that may be made by Company or its affiliates, to the extent that such claims may relate to the period of Employee’s employment with Company (collectively, the “Claims”).  Employee agrees to promptly inform Company if Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against Company or its affiliates.  Employee also agrees to promptly inform Company (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of Company or its affiliates (or their actions) or another party attempts to obtain information or documents from Employee (other than in connection with any litigation or other proceeding in which Employee is a party-in-opposition) with respect to matters Employee believes in good faith to relate to any investigation of Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, Employee shall not communicate with anyone (other than Employee’s attorneys and tax and/or financial advisors and except to the extent that Employee determines in good faith is necessary in connection with the performance of Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving Company or any of its affiliates without giving prior written notice to Company or Company’s counsel.  Employee further agrees to provide reasonable assistance to Company, its affiliates and their respective representatives in connection with any and all 2014 audits.  Company will consult with Employee and make reasonable efforts to schedule any necessary assistance so as not to materially disrupt Employee’s business and personal affairs. Upon presentation of appropriate documentation, Company shall pay or reimburse

Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Employee in complying with this Section 11.

12.                               General Release.  You agree that, in consideration of Company’s payments to you, the sufficiency of which is hereby acknowledged, you hereby release Company, its parent, subsidiary and affiliate companies, predecessors and assigns, and any and all of their past and future directors, officers, agents, servants and employees, and their respective successors, assigns, heirs, executors and administrators thereof (the “Released Parties”), from any and all actual or potential claims, known or unknown, that you or any person or corporation claiming under or through you, may assert or become entitled to assert against them arising out of relating to your employment with Company or termination thereof, including without limitation, or any claim of discrimination on the basis of race, color, sex, age, religion, national origin or handicap arising under federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1964, as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act and the Worker Adjustment Retraining and Notification Act, the Connecticut Fair Employment Practices Act, the Connecticut Family and Medical Leave Law, the Connecticut Constitution, Connecticut common law and any other applicable state, county or local law, ordinance or statute including claims for attorneys’ fees, and all other federal, state or local laws or regulations. Excluded from this Release of Claims are any claims or rights which cannot be waived by law.  Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation.  You are, however, waiving your right to recover money in connection with any such charge or investigation.  You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

You acknowledge, understand and have accepted the Separation Benefits referenced in this Agreement are in full and final satisfaction of any and all claims and obligations of the Company and its affiliates to you regarding any matter or incident up to the date you execute this Agreement and you intend to be legally bound hereby.

You acknowledge and agree there is no entitlement to receive any additional payments or benefits from Company of its affiliates related to the employment or termination of employment other than as expressly provided herein.

13.                               Indemnification.  The release contained in Section 12 above shall not constitute a waiver of Employee’s rights to indemnification, advancement, and contribution which may be provided to him pursuant to the terms and conditions of any policy or bylaw of Company in effect on the Separation Date.  Company will continue to provide Employee with coverage under its insurance policies to the extent that the Company maintains any such policies to indemnify its directors and officers, and former directors and officers.

14.                               Representations.  By signing this Agreement, and in connection with the release of claims set forth above, you acknowledge that: (a) you are knowingly and voluntarily entering into this Agreement; (b) this Agreement has been written in understandable language and all of its provisions are understood by you; (c) neither you nor the Company are admitting any liability or violation of any law, contract or other agreement; (d) no promise or inducement has been offered to you except as stated in this Agreement and the benefits being provided to you pursuant to this Agreement are more than you would otherwise be entitled to receive if you did not sign this Agreement; (e) this Agreement is being signed by you without relying upon any statements by the Company or its representatives concerning the nature or extent of any claims or damages or legal liability; (f) this Agreement comprises the complete agreement between you and the Company and may not be changed except in a written document signed by both you and the Company; (g) you have been advised in writing to consult with an attorney before signing this Agreement; and (h) you have the right to revoke this Agreement for a period of 7 days following the date you sign it and this Agreement shall not become effective or enforceable until the 7-day revocation period has expired.  Should you wish to revoke this Agreement, you must notify Michael Klein, Chief Executive Officer, Armored AutoGroup Inc., 44 Old Ridgebury Road, Danbury, CT 06810 in writing prior to the close of business on the 7th day following the date when you sign this Agreement.

15.                               Confidentiality of this Agreement.  You agree not to disclose the existence or terms of this Agreement to anyone other than your spouse, attorney, financial advisor, or taxing authorities.  If you are issued a subpoena or order of a court or regulatory agency that you believe requires you to disclose the terms of this Agreement, you agree to give Company prompt notice of such subpoena or order so that they may take action to preserve the confidentiality of this Agreement.  You agree to provide such notice by certified or regular mail, return receipt requested, to Michael Klein, Chief Executive Officer, Armored AutoGroup Inc., 44 Old Ridgebury Road, Danbury, CT 06810.  Failure to adhere to this term of the Agreement will require you to reimburse to the Company all payments made to you pursuant to this Agreement. By entering into this Agreement, the Company has not agreed to grant similar benefits to any other employee, whether or not similarly situated, and no precedent, practice, policy or usage shall be established by the entry of the Company into this Agreement.

16.                               Non-Disparagement; Employment References.  You agree not to publicly criticize or disparage the Company in a way calculated to inflict injury to the reputation of same, except as required by law. The Company agrees to require its officers and directors to refrain from any publication, whether oral or written, of a defamatory or disparaging statement pertaining to Employee, except as otherwise required by law. If the Company receives a request for a reference from a prospective employer inquiring about you, the Company will provide the dates you were employed with Company and the position you held.

17.                               No Admission of Liability.  This Agreement shall not be viewed as an admission of liability, or an admission of a violation or breach of any law, duty or obligation.  This Agreement shall never be used to prove or establish any liability of the Company, or any other person or entity, except for any claim related to the breach of this Agreement.

18.                               Return of Company Property.  You agree that you will return to Company all of their property, including but not limited to, keys, security access cards, documents, emails, phone calling cards, corporate charge cards, equipment, computers, telephones, computer disks, and other business information pertaining to Company or its employees in your possession, keeping no copies of any such property.

19.                               Entire Agreement.  You agree that this Agreement constitutes the full and complete understanding and agreement between you and Company with respect to the subject matter hereof, and there are no other representations, understandings, obligations, relationships or agreements, written or oral, that relate to the subject matter hereof.

20.                               Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by you and Company, and none of the conditions contained herein or the obligations hereto may be waived, unless the waiver is in writing and is signed by you and Company waiving such conditions or obligations.

21.                               Governing Law; Jurisdiction.  The validity, construction and enforcement of this Agreement shall be governed by the substantive laws of the State of Connecticut, without reference to any choice of law provisions. You and Company agree that any litigation related in any way to this Agreement, your employment with Company, or the subject matter hereof shall be filed exclusively in a federal or state court of proper jurisdiction in the State of Connecticut.

22.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute but one instrument.  Executed copies of this Agreement delivered to the other party, whether transmitted by mail, electronic mail, facsimile, or otherwise, shall be enforceable by the receiving party.

23.                               Clawback.  You agree to fully comply with the terms of this Agreement and acknowledge that the benefits that the Company has agreed to provide you under this Agreement are expressly contingent upon your full compliance with the terms of this Agreement.  If you breach any provision of this Agreement, violate any covenants or representations that you have made in this Agreement, or the Company discovers that you have engaged in, or are engaging in, conduct that would have rendered you ineligible for the severance benefits provided to you under this Agreement or that results in direct or indirect harm to the Company, then the Company shall have the right, without affecting the validity and enforceability of the Agreement, and in addition to and not in lieu of all other legal and equitable remedies, to discontinue all payments due under this Agreement.  If such payments have already been made to you, you agree to repay the Company all amounts paid under this Agreement and shall pay the reasonable costs and attorneys’ fees that the Company incurs as a result of your breach including, without limitation, the costs and attorneys’ fees that the Company incurs in enforcing the terms of this Agreement.  You further acknowledge and agree that the Company would suffer irreparable harm in the event you breach the promises that you make in this Section 23 and that the Company would be entitled to an injunction, without bond, restraining you from any breach or threatened breach of this Agreement.  Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies at law or at equity which it may have for any such breach or threatened breach, including the recovery of monetary damages and attorneys’ fees from you.

24.                               Severability.  If one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.  Notwithstanding the foregoing, upon a finding by a court of competent jurisdiction that a release or waiver of claims provided for by Section 11 is illegal, void or unenforceable, the Company may require you to execute promptly a general release and waiver of any and all claims that is legal and enforceable.

25.                               Section 409A Compliance.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)                           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the day after the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                            To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)                           For purposes of Code Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company.

(e)                            Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

YOU ACKNOWLEDGE THAT THIS AGREEMENT HAS BEEN FREELY ENTERED INTO AFTER DISCUSSIONS WITH COMPANY PERSONNEL AND THAT YOU FULLY UNDERSTAND THE TERMS HEREOF INCLUDING THE RELEASE SET FORTH IN SECTION 12 ABOVE.

EMPLOYEE		COMPANY

/s/ Andy Bolt		By:	/s/ Michael Klein
Andy Bolt		Michael Klein
Chief Executive Officer

Dated:	11/1/14	Dated:	11/1/14

PARENT

		By:	/s/ Michael Klein
Michael Klein
Chief Executive Officer

		Dated:	11/1/14

Signature Page to Separation Agreement

Draft November 1, 2014

Privileged & Confidential

EXHIBIT A

REAFFIRMATION AGREEMENT

This Reaffirmation Agreement (the “Reaffirmation Agreement”) is entered into as of [              ], 2014 by and among Andy Bolt (“Mr. Bolt”) and Armored Auto Group Inc., and its subsidiaries (collectively, the “Company,” and together with Mr. Bolt, the “Parties”).  Unless otherwise noted, the capitalized terms in this Reaffirmation Agreement are defined in the Separation Agreement between the Parties dated as of [              ], 2014 (the “Transition Agreement”).

Purpose.  The purpose of this Reaffirmation Agreement is to effectuate the intent and agreement of the Parties as reflected in the Transition Agreement, by advancing to the execution date of this Reaffirmation Agreement the effective date of Mr. Bolt’s general waiver and release of all claims against the Released Parties, as set forth in Section 12 of the Transition Agreement, and by reaffirming the Parties respective ongoing obligations to one another under the Transition Agreement.

Consideration.  The Parties expressly acknowledge the adequacy and sufficiency of the consideration flowing to one another for their execution of this Reaffirmation Agreement, as set forth fully in the Transition Agreement.

Waiver and Release of Claims.  Accordingly, with his signature below, Mr. Bolt specifically acknowledges and reaffirms his waiver and release of all claims that he has or may have (whether known or unknown) against the Released Parties, to the same extent and with all conditions, exceptions and provisos thereto as reflected in Section 12 of the Transition Agreement.  Mr. Bolt understands and agrees that such waiver and release will be effective as to all claims arising on or before the date he executes this Reaffirmation Agreement, subject to his effectuation of this Reaffirmation Agreement in the manner set forth in the next Section hereof.

ADEA Compliance.  Mr. Bolt acknowledges that he has entered into this Reaffirmation Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”).  Mr. Bolt understands that he may execute this Reaffirmation Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period.  Mr. Bolt further acknowledges that within the 7-day period following his execution of this Reaffirmation Agreement (the “Revocation Period”), he will have the unilateral right to revoke this Reaffirmation Agreement, and that the Company’s obligations hereunder as well as under Section 3 of the Transition Agreement will become effective only upon the expiration of the Revocation Period without Mr. Bolt’s revocation hereof.  In order to be effective, notice of Mr. Bolt’s revocation of this Reaffirmation Agreement must be received by the Company in writing on or before the last day of the Revocation Period, directed to the same individuals identified in Section 14 of the Transition Agreement.

IN WITNESS WHEREOF, the Parties have executed this Reaffirmation Agreement effective as of the date of Mr. Bolt’s date of execution.

READ CAREFULLY BEFORE SIGNING

I have read this Reaffirmation Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement.  I understand that by executing this Reaffirmation Agreement I will relinquish any right or demand I may have against the Released Parties or any of them, effective as of and before the date I execute this Agreement.

EMPLOYEE		COMPANY

/s/ Andy Bolt		By:	/s/ Michael Klein
Andy Bolt		Michael Klein
Chief Executive Officer

Dated:	11/15/2014	Dated:	11/17/14

PARENT

		By:	/s/ Michael Klein
Michael Klein
Chief Executive Officer

		Dated:	11/17/14

Signature Page to Reaffirmation Agreement